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                                                                     Exhibit 4.1
                                                                     -----------

                         AMENDMENT TO RIGHTS AGREEMENT
                         -----------------------------

     This Amendment is made and entered into effective as of June 15, 2000, to the Rights Agreement, dated as of June 15, 2000, (the "Rights Agreement"), between Vesta Insurance Group, Inc., a Delaware corporation (the "Company"), and First Chicago Trust Company, as rights agent (the "Rights Agent").

     WHEREAS, the Company and the Rights Agent desire to restate the definition of Common Stock under the Rights Agreement to clarify the inclusion therein of shares of Common Stock issuable upon conversion of the Company's Series A Preferred Stock;

     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the parties hereto agree as follows:

     1. The Rights Agreement is hereby amended by deleting Section 1(g) thereof in its entirety and inserting in lieu thereof the following new Section 1(g):

     (g) "Common Stock" shall mean the common stock, par value $.01 per share, of the Company and the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, except that "Common Stock" when used with reference to any Person other than the Company shall mean the capital stock of such Person with the greatest voting power, or the equity securities or other equity interest having power to control or direct the management, of such Person.

     2. All other provisions of the Rights Agreement shall continue in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Rights Agreement to be duly executed as of the date first above written.


WITNESS:                              VESTA INSURANCE GROUP, INC.



--------------------------------      By: /s/ Donald W. Thornton
                                          -----------------------------
                                      Name:  Donald W. Thornton
                                      Title: Senior Vice President

WITNESS:                              FIRST CHICAGO TRUST COMPANY



--------------------------------      By:  /s/ Michael S. Duncan
                                          -----------------------------
                                      Name:  Michael S. Duncan
                                      Title: Director Corporate Actions